Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                            At or For           At or For               At or For
                                            Year Ended      Six Months Ended           Year Ended
                                           December 31,       December 31,              June 30,
                                        --------- --------- --------- -------- --------- --------- --------
                                          2000      1999      1998     1997      1998      1997     1996
                                        --------- --------- --------- -------- --------- --------- --------
                                                              (Dollars in thousands)
Earnings:
1. Income before income taxes            $23,662   $20,695   $11,216  $10,538   $21,368   $15,091  $18,405
2. Plus interest expense                  48,861    35,463    16,530   15,601    31,992    28,822   28,132
                                         -------   -------   -------  -------   -------   -------  -------
3. Earnings including interest
   on deposits                            72,523    56,158    27,746   26,139    53,360    43,913   46,537
4. Less interest on deposits              32,244    24,966    12,255   10,395    20,951    17,951   17,003
                                         -------   -------   -------  -------   -------   -------  -------
5. Earnings excluding interest
   on deposits                           $40,279   $31,192   $15,491  $15,744   $32,409   $25,962  $29,534
                                         =======   =======   =======  =======   =======   =======  =======

Fixed Charges:
6. Including interest on
   deposits and capitalized interest     $48,861   $35,463   $16,530  $15,601   $31,992   $28,822  $28,132
7. Less interest on deposits
   (Line 4)                               32,244    24,966    12,255   10,395    20,951    17,951   17,003
                                         -------   -------   -------  -------   -------   -------  -------
8. Excluding interest on
   deposits                              $16,617   $10,497    $4,275   $5,206   $11,041   $10,871  $11,129
                                         =======   =======   =======  =======   =======   =======  =======

Ratio of earnings to fixed
 charges:
 Including interest on deposits
 (Line 3 divided by Line 6)                 1.48      1.58      1.68     1.68      1.67      1.52     1.65
                                         =======   =======   =======  =======   =======   =======  =======
 Excluding interest on deposits
 (Line 5 divided  by Line 8)                2.42      2.97      3.62     3.02      2.94      2.39     2.65
                                         =======   =======   =======  =======   =======   =======  =======